Exhibit 99.1
News Release

For Immediate Release May 15, 2013	For Further Information, Contact: George Lancaster, Hines 713/966-7676 George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES
THE CAMPUS AT PLAYA VISTA IN LOS ANGELES

(LOS ANGELES) - The Los Angeles office of Hines, the international real estate firm, announced today that Hines Global REIT, Inc. has acquired the Campus at Playa Vista, a four-building Class A office complex in West Los Angeles.

The Campus at Playa Vista is 97 percent leased on a long-term basis to tenants including four leading technology companies: Facebook, Inc.; Belkin International, Inc.; University of Southern California's Institute for Creative Technology; and Internet Corporation for Assigned Names and Numbers (ICANN).

The Campus at Playa Vista was completed in 2009 and is LEED® Core & Shell Gold certified. The complex is situated on seven acres in the 1,087-acre Playa Vista master-planned community. The four-story office buildings, located at 12015, 12025, 12035 and 12045 East Waterfront Drive, contain a total of 324,944 square feet. Each glass and aluminum-clad, wedge-shaped building includes a green roof and patio on the fourth floor. The buildings are connected by 9,000-square-foot private landscaped terraces on the second floor. Beneath the buildings is a two-level garage that contains parking for 944 cars. A nine-acre, award-winning Michael Maltzan-designed park is adjacent to the property and serves as a unique campus amenity.

Sherri Schugart, president and CEO of Hines Global REIT said, “We were attracted to this property due to its strong tenancy, recent construction, excellent access and long-term prospects for this emerging west LA submarket.”

Hines Managing Director Doug Metzler said, “The Lower West LA submarket is one of the most attractive office markets on the West Coast, and we are pleased to expand our LA portfolio with assets of this quality.”

Hines will manage The Campus at Playa Vista on behalf of Hines Global REIT. CBRE represented the seller, Tishman Speyer, in the transaction.

Hines Global REIT is a public, non-listed real estate investment trust sponsored by Hines that owns interests in 32 real estate investments located in the United States and internationally. For additional information about Hines Global REIT, visit www.hinessecurities.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 55 years.  With offices in 72 cities across the United States and 17 international countries, and controlled assets valued at approximately $24.3 billion as of December 31, 2012, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

Forward-Looking Statements

Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, tenant performance, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the ability and willingness of tenants to continue to make rental payments pursuant to their leases and other risks described in the “Risk Factors” section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2012, and its other filings with the Securities and Exchange Commission.